EXHIBIT 10.3

MATERIAL CONTRACT FOR RETIRED EXECUTIVE OFFICER

At a special meeting of the Board of Directors on November 7, 2006, the Board of Directors, giving consideration to Mr. Bartl’s years of dedicated service to the Company approved that he be paid an annual retainer of $50,000 per year in calendar years 2007, 2008, and 2009, payable on a quarterly basis. Such retainer is to be paid to Mr. Bartl regardless whether he is willing or able to provide the Company any services during those years.